EXHIBIT 23.3

CONSENT OF LIFE CYCLE ASSOCIATES, LLC

We hereby consent to the inclusion in the Registration Statement on Form S-1 of Fulcrum BioEnergy, Inc., and any amendments thereto (the “Registration Statement”), of references to information contained in our calculation of greenhouse gas emissions titled Fuel Life Cycle Analysis of Fulcrum BioEnergy MSW to Ethanol Process dated August 2009, and any updates to such document[s]. We further consent to the inclusion of this consent as an exhibit to such Registration Statement and to all references to us contained in such Registration Statement, including in the prospectus under the heading “Experts.”

By:	/s/ Stefan Unnasch

Name: Title:	Stefan Unnasch Managing Director Life Cycle Associates, LLC

Date:	14 September 2011